Exhibit 10.1

April 22, 2006

Doug Lindroth

14105 Caminito Vistana

San Diego, CA 92130

Re: Employment Agreement

Dear Doug:

Bakbone Software Incorporated (the “Company”) is pleased to offer you the position of Senior Vice President and Chief Financial Officer (the “SVP and CFO”). This letter (the “Agreement”) sets forth, among other things, the terms of your employment with the Company.

1. DUTIES. Your employment will commence hereunder on a full-time basis effective as of April 27, 2006. You will be employed as Senior Vice President and Chief Financial Officer, and will perform the duties customarily associated with this position. You will report solely to the Company’s CEO and will perform your services on a full-time basis at the Company’s headquarters in the San Diego Metropolitan Area. Effective as of April 27, 2006, you shall devote substantially all of your full working time and attention to the business affairs of the Company. Notwithstanding the preceding sentence, you may also: (i) serve in any capacity with any civic, educational, or charitable organization, and (ii) continue to serve as a member of the boards of directors that you are serving on and that have been disclosed in writing to the Company as of the execution of this Agreement; provided, that in either event such service does not interfere with your performance of duties under this Agreement. You may also serve on other boards of directors upon consent from the Board and where such consent shall not be unreasonably withheld.

2. BASE SALARY. You will receive an annual base salary of $275,000 for all hours worked to be paid in accordance with the Company’s customary payroll procedures, less payroll deductions and withholdings.

3. BONUS. You shall be eligible to receive an annual bonus based on your performance during your second full year of employment at the Company. Such annual bonus shall be determined by the CEO and the Compensation Committee of the Board.

4. SIGNING BONUS. Upon the commencement of your employment by the Company you shall receive a bonus of $50,000, less payroll deductions and withholdings.

5. RESTRICTED STOCK UNITS; CHANGE IN CONTROL; EXCISE TAXES.

(a) Restricted Stock Units. The Board will approve a Restricted Stock Unit (“RSU”) grant to you of 300,000 RSUs, effective as of your commencement of employment with the Company. An RSU is an unfunded bookkeeping entry representing the value of the equivalent of one share of the Company’s Common Stock and you have no voting rights or other privileges as a shareholder unless and until the RSUs are settled in Common Stock. RSUs that have vested will be settled as soon as practicable following such vesting in shares of Common Stock if all applicable legal and listing requirements are satisfied, otherwise, they will be settled in cash. The amount of cash paid shall equal the product of the vested RSUs multiplied by the closing price of a share of Common Stock on the day preceding the settlement date. Settlement of RSUs is subject to applicable tax withholdings. The vesting of such RSUs shall commence on the date you commence service with the Company. Assuming continued service with the Company, the RSUs shall vest 50% on the second anniversary of your commencement of service, and shall vest with respect to the remainder of the unvested RSUs subject thereto in equal annual installments over the subsequent two years, such that the RSUs are fully vested on the fourth anniversary of your commencement of service. Upon a Change in Control of the Company all unvested RSUs shall immediately vest.

(b) Change in Control. For purposes of this Agreement, a Change in Control shall consist of any one or more of the following: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iii) any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 as amended), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities; or (iv) a liquidation or dissolution of the Company. For purposes of this Paragraph (c), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 but shall exclude: (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company; (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; and (C) the Company. Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) Excise Taxes. In the event that it is determined that any payment or distribution of any type to or for your benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, being collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either:

in full; or

as to such lesser amount that would result in no portion of such payments or distributions or benefits being subject to the Excise Tax;

whichever amount shall, on an after-tax basis, be greater.

Unless you and the Company agree otherwise in writing, any determination required hereunder shall be made in writing by the Company’s independent accountant, or at the Company’s election, another nationally recognized public accounting firm acceptable to both the Company and the Executive (the “Accountant”), whose determination shall be conclusive and binding. You and the Company shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination and to the extent consistent with applicable standards and practice generally accepted among practitioners (including, without limitation, as such standards may be applied to the Company’s own financial reporting and as such standards and practice are determined by the Accountant), the Accountant shall make such determination in the manner most favorable to the Executive. The Company shall bear all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this section.

6. BENEFITS. You will be eligible to participate in any of the employee benefit plans or programs the Company generally makes available to similarly situated executives, pursuant to the terms and conditions of such plans or the Company shall make payments on your behalf to continue the medical coverage provided to you by your previous employer.

7. BUSINESS EXPENSES. You shall be entitled to timely reimbursement for all ordinary and reasonable out-of-pocket business expenses which are incurred by you in furtherance of the Company’s business and in accordance with the Company’s standard policies.

8. COMPANY POLICIES AND CONFIDENTIALITY AGREEMENT. As an employee of the Company, you will be expected to abide by all of the Company’s policies and procedures. As a condition of your continued employment, you agree to abide by the terms of the Proprietary Information and Inventions Agreement with the Company.

9. OTHER AGREEMENTS. By accepting this Agreement, you represent and warrant that your performance of your duties for the Company will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. Of course, during your employment with the Company, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

10. OUTSIDE ACTIVITIES. While employed by the Company, you will not engage in any business activity in competition with the Company.

11. AT-WILL EMPLOYMENT. As an employee of the Company, you may terminate your employment at any time and for any reason whatsoever simply by notifying the Company. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Your at-will employment relationship with the Company cannot be changed except in writing signed by an authorized representative of the Board.

12. SEVERANCE BENEFITS.

(a) Termination By The Company Other Than for Cause, Death or Disability. If your employment by the Company is terminated by the Company other than for Cause (as defined below), death or disability, or if there is a Constructive Termination (as defined below), in either case, and if you provide the Company with a signed general release of all claims in a form acceptable to the Company, the Company shall provide you with continuation of your base salary after your termination date for a period of six (6) months, at the rate in effect immediately prior to your termination of employment, less applicable withholdings, payable in installments pursuant to the Company’s normal and customary payroll procedures.

(1) In the event of your termination on or before the six (6) month anniversary of your commencement of employment, other than for Cause, death or disability or if there is a Constructive Termination, and such termination is not as a result of a Change of Control of the Company, and if you provide the Company with a signed general release of all claims in a form acceptable to the Company, then 50% of your RSUs shall vest.

(2) In the event of your termination after the six (6) month anniversary of your commencement of employment, other than for Cause, death or disability or if there is a Constructive Termination, and such termination is not as a result of a Change of Control of the Company, and if you provide the Company with a signed general release of all claims in a form acceptable to the Company, then 100% of your RSUs shall vest.

(3) To the extent you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) you will be entitled to reimbursement by the Company for your applicable premium payments until the earlier of twelve (12) months or the date you receive coverage from another employer.

(4) To the extent required by IRC§409A, payments of cash severance and RSUs shall be delayed for six (6) months following termination of employment.

You understand and agree that, other than as required under applicable law, you shall not be entitled to any other severance pay, severance benefits, or any other compensation or benefits other than as set forth in this Section 11(a) in the event of such a termination. In the event that you have a legal right to pay in lieu of termination notice, or to severance pay, the severance pay set forth herein shall be reduced by the amount of such legally required payments and any severance payments hereunder already made shall be deemed to be in satisfaction of such legally required payments.

(b) Other Terminations. If your employment by the Company is terminated by the Company with Cause or on account of your death or disability, or if you voluntarily terminate your employment with the Company (other than pursuant to a Constructive Termination (as defined below)), you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company whatsoever, other than as required under applicable law.

You understand and agree that you shall not be entitled to any other severance pay, severance benefits, or any other compensation or benefits other than as set forth in this paragraph in the event of such a termination, other than as required under applicable law.

(c) Definitions.

(i) Cause. For purposes of this Agreement, the term “Cause” means: (i) conviction of a felony crime consisting of theft or falsification of any employment or Company records; (ii) malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Company’s management to entrust you with important matters or otherwise work effectively with you, (B) contributed to the Company’s material loss of revenues or business opportunities, or (C) materially harmed or damaged the business or reputation of the Company or any of its subsidiaries; and/or (iv) your breach of this Agreement or the repeated failure or repeated refusal by you to work diligently to perform tasks or achieve goals reasonably and lawfully requested by the Board. “Cause” shall not mean a physical or mental disability.

(ii) Constructive Termination. For purposes of this Agreement, the term “Constructive Termination” means your resignation within sixty (60) days after one or more of the following events which remains uncured thirty (30) days after your delivery of written notice thereof:

(1) the delegation to you of duties or the reduction of your duties, either of which reduces the nature, responsibility, or character of your position immediately prior to such delegation or reduction; for purposes of the foregoing, it will be deemed to be a material reduction in your position and duties if you are not at all times the CFO of the Company (or its successor).;

(2) any 10% or greater reduction by the Company in your base salary;

(3) the taking of any action by the Company that would adversely affect your participation in any plan, program or policy, such that your participation in the plan, program or policy is less advantageous than that of other employees of equivalent seniority; and

(4) the Company’s relocation of your principal office to a place more than seventy-five (75) miles from the Company’s present headquarters location (except that required travel on the Company’s business to an extent substantially consistent with your present business travel obligations shall not be considered a relocation); or

(5) any material breach of this Agreement by the Company (or its successor).

13. RETURN OF MATERIALS. At the termination of your relationship with the Company, you will promptly return to the Company, and will not take with you or use, all items of any nature that belong to the Company, and all materials (in any form, format, or medium) containing or relating to the Company’s business.

14. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein. If you enter into this Agreement, you are doing so voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by you and an authorized representative of the Board. This Agreement will be binding upon and inure to the benefit of (a) your heirs, executors, and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. Any successor will expressly assume in writing all of the Company’s obligations under this Agreement before or at the time of such succession. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

15. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

16. DISPUTE RESOLUTION. To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Diego County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees and any other arbitration-specific costs. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

17. RIGHT TO WORK/BACKGROUND CHECK. As required by law, this Agreement is subject to satisfactory proof of your right to work in the United States. This Agreement and your employment by the Company are also conditioned on the Company completing, to its satisfaction, a review of your personal and/or business references as well as a background check.

18. EXECUTION OF CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. This Agreement and your employment by the Company are conditioned upon your execution of the Company’s standard form of Confidential Information and Invention Assignment Agreement which has been provided to you.

If you choose to accept this Agreement under the terms described above, please sign below and return this letter to me.

We look forward to your favorable reply, and to a productive and enjoyable work relationship.

Very truly yours, Bakbone Software Incorporated

By:	/s/ James R. Johnson
Name: James R. Johnson Title: President and Chief Executive Officer

Accepted and Agreed to by:

/s/ Doug Lindroth	April 23, 2006
Date